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                                                                   EXHIBIT 12.01

                              COMPUTATION OF RATIOS

                STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES
            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
                             (Dollars in thousands)

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
                                                                                    For nine-       For nine-
                                                                                  months ended    months ended
                                           For Years Ended December 31,           September 30,   September 30,
                                ----------------------------------------------    -------------   -------------
                                 1998      1999      2000      2001      2002          2002            2003
                                ------    ------    ------    ------    ------    -------------   -------------
Income before federal
income taxes ..............     49,605    56,985    61,444    17,976    37,790        15,678          58,277
                                ======    ======    ======    ======    ======        ======          ======

Interest expense ...........         0       955     2,730     2,275     2,333         1,621           2,320
Portion of rentals deemed
to be interest .............     1,159     1,491     1,246     1,740     2,421         1,544           1,554
                                ------    ------    ------    ------    ------        ------          ------
Total fixed charges included
in income ..................     1,159     2,446     3,976     4,015     4,754         3,165           3,911
                                ======    ======    ======    ======    ======        ======          ======

Earnings available for fixed
charges ....................    50,764    59,431    65,420    21,991    42,544        18,843          62,188

Ratio of earnings to fixed
charges ....................     43.8x     24.3x     16.5x      5.5x      9.0x          6.0x           15.9x
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